Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Amendment No. 4 to the Registration Statement on Form S-4 (File No. 333-107257) of TransMontaigne Inc., of our report dated April 24, 2003 relating to the combined financial statements of Coastal Fuels Marketing, Inc. and Subsidiaries and the Southeast Marketing Division of El Paso Merchant Energy Petroleum Company, which appears in TransMontaigne's Current Report on Form 8-K/A (Amendment No. 2) filed on February 27, 2004.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

February 27, 2004